Exhibit 99.1

Net Element Reports First Quarter 2018 Financial Results and Provides Business Update

First quarter revenues increased 18% to $16 million, net loss per share decreased 35%

MIAMI, FL – May 14, 2018 - Net Element, Inc. (NASDAQ: NETE) (“Net Element” or the “Company”), a global technology and value-added solutions group that supports electronic payments acceptance in a multi-channel environment including point-of-sale (“POS”), e-commerce and mobile devices, today reported financial results for the first quarter ended March 31, 2018 and provided an update on recent strategic and operational initiatives.

Conference Call:

On May 15, 2018, at 8:30 a.m. EST the Company will host a conference call to discuss 2018 first quarter financial results and business highlights. The conference call can be accessed live over the phone by dialing +1 (877) 303-9858, or for international callers +1 (408) 337-0139, and referencing conference code 9977817. It is recommended that participants dial in approximately 10 minutes prior to the start of the call.

The call will also be webcast live from https://edge.media-server.com/m6/p/xq5chuwu. Following completion of the call, a recorded replay of the webcast will be available on the www.netelement.com/en/ir website.

First Quarter 2018 Results:

Net revenues for the first quarter ended March 31, 2018 increased to $16 million, an increase of 18% compared to $14 million in the first quarter ended March 31, 2017. The increase is primary due to organic growth in the North American Transaction segment, which experienced 27% growth over the prior year.

●	Total transactions dollars processed globally during the first quarter of 2018 were $839 million, an increase of 51% compared to $557 million in the first quarter of 2017

o	Total transactions dollars processed geographically in North America in Q1 2018 were $642 million, an increase of 37% compared to $470 million in Q1 2017

o	Total transactions dollars processed in international markets in Q1 2018 were $197 million, an increase of 140% as compared to $82 million in Q1 2017

●	Total number of transactions processed during the first quarter of 2018 was approximately 30 million, an increase of 11% as compared to 27 million transactions processed during the first quarter of 2017.

United States accounted for 87% of our total revenues, while international revenues were 13% in the first quarter of 2018. Growth across all categories was organic:

●	North American Transaction Solutions segment: Continued organic growth of small- and medium-sized business (“SMB”) merchants with emphasis on value-added offerings. Revenues for this segment were $14 million, an increase of 27% over the same period of the prior year

●	International Transaction Solutions segment: As a result of the consolidation of Online and Mobile Solutions segments during 2017, revenues for the International Solutions segment were $2 million, a decrease of 22% over the same period of the prior year

“We are pleased to have made a strong start to the year, becoming more competitive for our sales partners and merchants while continuing to deliver growth,” commented Oleg Firer, CEO of Net Element. “We expect to continue to improve growth across all segments during the year.”

First Quarter 2018 Highlights:

●	CNBC cast member of “Halftime Report” and “Fast Money”, Jon Narjarian joins Board of Directors

●	Appointed seasoned fintech executive Mr. Jonathan Fichman to the Board of Directors

●	CEO, Oleg Firer, joined the Advisory Board of CoinBoost and presented at NASDAQ Market Site

●	Prestigious Enterprise Ethereum Alliance welcomed Net Element to its network of innovative companies

●	Launched Netevia, our proprietary multi-channel payments platform; Netevia to provide same business-day settlement and funding for merchants

Outlook

On February 7, 2018, Net Element launched a future-ready multi-channel payments platform, Netevia. Connecting and simplifying payments across sales channels through a single integration point, Netevia delivers end-to-end payment processing though easy-to-use APIs. This model complements Net Element’s ability to perform in a multi-channel environment, including point-of-sale (POS), e-commerce, and mobile devices.

Netevia will form part of the recently-announced technology solution to connect with merchants and customers via an efficient blockchain technology enabled transaction processing ecosystem with an ability to build value added service for platforms users.

North America Transaction Solutions segment will continue to lead our growth with focus on improving margin through value-added offerings.

International Transaction Solutions segment will see improvement through its newly launched payment facilitator solution offering for SMB segment.

As previously stated in our recent press releases and our filings, the Company is in the best financial position in its history and poised for continued growth. We are pleased to present the progress we have made during the first quarter and are working diligently to increase shareholder value by growing revenues, reducing expenses and creating proprietary payment services technology and services that benefit our merchants and their customers.

Results of Operations for the Three Months Ended March 31, 2018 compared to the Three Months Ended March 31, 2017

We reported a net loss attributable to common stockholders of $1,610,847 or ($0.42) per share for the three months ended March 31, 2018 as compared to a net loss of $2,487,498 or ($1.51) per share for the three months ended March 31, 2017. This resulted in a decrease in net loss attributable to stockholders of $876,651 primarily due to an increase in revenues and decreases in general and administrative expenses, non-cash compensation, and bad debt expenses.

Adjusting for non-cash compensation, we have a non-GAAP adjusted net loss attributable to common stockholders of $1,528,836, or $0.40 loss per share, for the quarter ending March 31, 2018, as compared to a non-GAAP adjusted net loss attributable to common stockholders of $1,891,094, or $1.00 loss per share, for the quarter ended March 31, 2017.

Source of Revenues	Three Months Ended March 31, 2018	Mix	Three Months Ended March 31, 2017	Mix	Increase / (Decrease)

North American Transaction Solution	$13,966,617	87.4%	$10,964,919	80.9%	$3,001,698
International Transaction Solutions	2,015,777	12.6%	2,597,022	19.1%	(581,245)
Total	$15,982,394	100.0%	$13,561,941	100.0%	$2,420,453

Net revenues were $15,982,394 for the three months ended March 31, 2018 as compared to $13,561,941 for the three months ended March 31, 2017. The increase was driven by a $3,001,698 increase in net revenues from our North American Transaction Solutions segment due to organic growth, which was partially offset by a $581,245 decrease in net revenues from our International Transaction Solutions segment as we reorganized our international business and consolidated our mobile payments operations with Pay Online.

Gross Margin	Three Months Ended March 31, 2018	% of revenues	Three Months Ended March 31, 2017	% of revenues	Increase / (Decrease)

North American Transaction Solution	$1,902,545	13.6%	$1,503,469	13.7%	$399,076
International Transaction Solutions	461,515	22.9%	598,480	23.0%	(136,965)
Total	$2,364,060	14.8%	$2,101,949	15.5%	$262,111

Gross Margin for the three months ended March 31, 2018 was $2,364,060, or 14.8% of net revenue, as compared to $2,101,949, or 15.5% of net revenue, for the three months ended March 31, 2017. The primary reason gross margin percentage decreased was due to increased business mix from our North American Transaction Solutions segment offset by a decrease in our mobile payments business in our International Transaction Solutions segment that typically had higher margins than North America.

General and administrative expenses for the three months ended March 31, 2018 were $2,446,480 as compared to $2,831,160 for the three months ended March 31, 2017. The $384,680 reduction in general and administrative expenses was primarily due to decreases in salaries and benefits ($338,787), professional fees ($106,582) and rent ($72,010).

General and administrative variances increase / (decrease) for the three months ended March 31, 2018 compared to the three months ended March 31, 2017 were as follows:

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$(103,076)	$(72,143)	$(163,568)	$(338,787)
Professional fees	(54,238)	(156,664)	104,320	(106,582)
Rent	—	(56,036)	(15,974)	(72,010)
Business development	51,990	(9,271)	(1,045)	41,674
Travel expense	13,500	(8,798)	(20,931)	(16,229)
Filing fees	—	—	5,009	5,009
Transaction (gains) losses	—	60,591	(698)	59,893
Office expenses	29,853	(11,197)	(61,580)	(42,924)
Communications expenses	1,214	7,652	6,170	15,036
Insurance expense	—	(2,537)	(12,008)	(14,545)
Other expenses	(1,326)	1,703	84,408	84,785
Total	$(62,083)	$(246,700)	$(75,897)	$(384,680)

Salaries and benefits were $1,328,923 for the three months ended March 31, 2108 as compared to $1,667,710 for the three months ended March 31, 2018. A $300,000 reduction in discretionary bonus and an increase in sales incentives charged to cost of sales versus salaries were the primary reason for the decrease.

Professional fees were $567,108 for the three months ended March 31, 2018 as compared to $673,690 for the three months ended March 31, 2017. The reduction in professional fees was primarily due to a decrease of $156,664 from the re-organization of our International Transaction Solutions segment operations.

Rent expense was $81,054 for the three months ended March 31, 2018 as compared to $153,064 for the three months ended March 31, 2017. The decrease of $72,010 was primarily due to reduction of $56,036 in rent as International Transaction Solutions moved to less expensive office space.

Other general and administrative expenses were $93,713 for the three months ended March 31, 2018 as compared to $8,928 for the three months ended March 31, 2017, representing an increase of $84,785. The increase was caused primarily by an $83,155 increase in corporate franchise taxes in 2018 due to a higher assessment and a credit taken in 2017.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company provides additional measures of its operating results by disclosing its adjusted net loss attributable to Net Element, Inc. stockholders. Adjusted net loss attributable to Net Element, Inc. stockholders is calculated as net loss attributable to Net Element, Inc. stockholders excluding non-cash share-based compensation. Net Element discloses this amount on an aggregate and per share basis. These measures meet the definition of non-GAAP financial measures. The Company believes that application of these non-GAAP financial measures is appropriate to enhance the understanding by the Company’s investors of its historical performance through use of a metric that seeks to normalize period-to-period earnings.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three months ended March 31, 2018 and 2017 is presented in the following Non-GAAP Financial Measures Table.

	GAAP	Share-based Compensation	Adjusted Non-GAAP
Three Months Ended March 31, 2018
Net (loss) income attributable to Net Element Inc stockholders	$(1,610,847)	$82,011	$(1,528,836)
Basic and diluted earnings per share	$(0.42)	$0.02	$(0.40)
Basic and diluted shares used in computing earnings per share	3,853,130		3,853,130

	GAAP	Share-based Compensation	Adjusted Non-GAAP
Three Months Ended March 31, 2017
Net (loss) income attributable to Net Element Inc stockholders	$(2,487,498)	$596,404	$(1,891,094)
Basic and diluted earnings per share	$(1.32)	$0.32	$(1.00)
Basic and diluted shares used in computing earnings per share	1,890,961		1,890,961

Additional information regarding Net Element’s results for its three months ended March 31, 2018 may be found in Net Element’s quarterly report on Form 10-Q, which was filed with the Security and Exchange Commission (SEC) on May 14, 2018 and may be obtained from the SEC’s Internet website at http://www.sec.gov.

About Net Element

Net Element, Inc. (NASDAQ: NETE) operates a payments-as-a-service transactional and value-added services platform for small to medium enterprise (“SME”) in the U.S. and selected emerging markets. In the U.S. it aims to grow transactional revenue by innovating SME productivity services using blockchain technology solutions and Aptito, our cloud-based, restaurant and retail point-of-sale solution. Internationally, Net Element’s strategy is to leverage its omni-channel platform to deliver flexible offerings to emerging markets with diverse banking, regulatory and demographic conditions. Net Element was ranked as one of the fastest growing companies in North America on Deloitte’s 2017 Technology Fast 500™. In 2017 we were recognized by South Florida Business Journal’s as one of 2016’s fastest growing technology companies. Further information is available at www.NetElement.com.

Forward-Looking Statements

Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to whether blockchain technologies will in fact play a key role in future commerce in the payments industry; whether the Company will be successful in the development of a decentralized crypto-based ecosystem to act as a framework for a number of value-added services that can connect merchants and consumers directly utilizing blockchain technology whether through its platform called Netevia or otherwise, wheter the Company will continue to improve growth across all segments going forward. Additional examples of such risks and uncertainties include, but are not limited to (i) Net Element's ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element's ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element's ability to successfully expand in existing markets and enter new markets; (iv) Net Element's ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element's business; (viii) changes in government licensing and regulation that may adversely affect Net Element's business; (ix) the risk that changes in consumer behavior could adversely affect Net Element's business; (x) Net Element's ability to protect its intellectual property; (xi) local, industry and general business and economic conditions; and (xii) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk of further U.S. government sanctions or other legal restrictions on U.S. businesses doing business in Russia. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.

NET ELEMENT, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$9,190,957	$11,285,669
Accounts receivable, net	5,133,698	5,472,856
Prepaid expenses and other assets	1,881,628	2,282,614
Total current assets, net	16,206,283	19,041,139
Fixed assets, net	51,218	58,268
Intangible assets, net	2,898,765	3,127,760
Goodwill	9,643,752	9,643,752
Other long term assets	462,980	460,511
Total assets	29,262,998	32,331,430

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	6,375,505	6,785,459
Accrued expenses	3,478,918	3,674,430
Deferred revenue	1,176,843	1,712,591
Notes payable (current portion)	1,455,376	2,493,973
Total current liabilities	12,486,642	14,666,453
Notes payable (net of current portion)	5,044,211	4,521,449
Total liabilities	17,530,853	19,187,902

STOCKHOLDERS’ EQUITY
Series A convertible preferred stock ($.0001 par value, 1,000,000 shares authorized, no shares issued and outstanding at March 31, 2018 and December 31, 2017)	—	—
Common stock ($.0001 par value, 100,000,000 shares authorized and 3,855,833 and 3,853,100 shares issued and outstanding at March 31, 2018 and December 31, 2017	386	385
Paid in capital	183,201,232	183,119,222
Accumulated other comprehensive loss	(2,490,923)	(2,530,238)
Accumulated deficit	(168,966,916)	(167,356,070)
Stock subscriptions receivable	—	(50,585)
Noncontrolling interest	(11,634)	(39,186)
Total stockholders’ equity	11,732,145	13,143,528
Total liabilities and stockholders’ equity	$29,262,998	$32,331,430

NET ELEMENT, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended March 31,
	2018	2017

Net revenues
Service fees	$15,982,394	$12,729,663
Branded content	—	832,278
Total Revenues	15,982,394	13,561,941

Costs and expenses:
Cost of service fees	13,618,334	10,650,748
Cost of branded content	—	809,244
General and administrative	2,446,480	2,831,161
Non-cash compensation	82,011	596,404
Bad debt expense	121,274	279,759
Depreciation and amortization	703,538	657,363
Total costs and operating expenses	16,971,637	15,824,679
Loss from operations	(989,243)	(2,262,738)
Interest expense, net	(243,238)	(269,688)
Other income (expense)	(350,813)	(5,773)
Net (loss) before income taxes	(1,583,294)	(2,538,199)
Income taxes	—	—
Net loss	(1,583,294)	(2,538,199)
Net (income) loss attributable to the noncontrolling interest	(27,553)	50,701
Net loss attributable to Net Element, Inc. stockholders	(1,610,847)	(2,487,498)
Foreign currency translation	39,315	12,103
Comprehensive loss attributable to common stockholders	$(1,571,532)	$(2,475,395)

Loss per share - basic and diluted	$(0.42)	$(1.51)

Weighted average number of common shares outstanding - basic and diluted	3,853,130	1,647,606

NET ELEMENT, INC.

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities
Net loss attributable to Net Element, Inc. stockholders	$(1,610,847)	$(2,487,498)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Noncontrolling interest	27,553	(50,701)
Share based compensation	82,011	596,404
Depreciation and amortization	703,538	657,363
Non cash interest	16,759	46,135
Changes in assets and liabilities
Accounts receivable	1,032,930	510,498
Deferred revenue	(535,748)	(445,953)
Prepaid expenses and other assets	(308,648)	(231,755)
Accounts payable and accrued expenses	(545,306)	449,284
Net cash used in operating activities	(1,137,758)	(956,223)

Cash flows from investing activities

Purchase of portfolios and client acquisition costs	(401,980)	(403,585)
Purchase of fixed and changes in other assets	(2,393)	355
Net cash used in investing activities	(404,373)	(403,230)

Cash flows from financing activities
Proceeds from common stock	—	1,437,132
Proceeds from indebtedness	—	92,000
Repayment of indebtedness	(515,834)	(92,680)
Related party advances	(33,027)	57,159
Net cash (used in) provided by financing activities	(548,861)	1,493,611

Effect of exchange rate changes on cash	(3,720)	57,288
Net decrease (increase) in cash	(2,094,712)	191,446

Cash at beginning of period	11,285,669	621,635
Cash at end of period	$9,190,957	$813,081

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$226,479	$166,394
Taxes	$4,140	$64,314

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Net Element, Inc.

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